Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

DYTB, LLC

A DELAWARE LIMITED LIABILITY COMPANY

1.  Name. The name of the limited liability company formed and continued hereby is DyTb, LLC (the “Company”).

2.  Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1521 Concord Pike, Suite 201, in the City of Wilmington, New Castle County, Delaware 19803. The registered agent of the Company for service of process is Corporate Creations Network Inc. located at 1521 Concord Pike, Suite 201, in the City of Wilmington, New Castle County, Delaware 19803.

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